COMPLETION GUARANTY

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                              COMPLETION GUARANTY

            THIS COMPLETION GUARANTY (this "Guaranty") dated as of November 14, 1997, is made by SHELDON G. ADELSON ("Guarantor"), in favor of (a) The Bank of Nova Scotia, a Canadian chartered bank, as the Bank Agent acting on behalf of the Bank Lenders, (b) GMAC Commercial Mortgage Corporation, a California corporation, as the Interim Mall Lender, and (c) First Trust National Association, as the Mortgage Notes Indenture Trustee acting on behalf of the Mortgage Note Holder(s). This Guaranty is made and delivered pursuant to the Funding Agents' Disbursement and Administration Agreement (the "Funding Agents' Disbursement and Administration Agreement") dated as of even date herewith among Las Vegas Sands, Inc., a Nevada corporation ("LVSI"), Venetian Casino Resort, LLC, a Nevada limited liability company ("VCR"), and Grand Canal Shops Mall Construction, LLC, a Delaware limited liability company ("GCCLLC" and, jointly and severally with LVSI and VCR, the "Company"), the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee, Atlantic-Pacific Las Vegas, LLC, a Delaware limited liability company, as the HVAC Provider, and The Bank of Nova Scotia, a Canadian chartered bank, as the Disbursement Agent. The Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee and the Lenders under their respective Facility Agreements are hereinafter referred to as the "Lender Beneficiaries" (it being understood that the term "Lender Beneficiaries" shall not include the HVAC Provider).

                                   RECITALS

      A. The Project. The Company proposes to develop, construct and operate the Venetian Casino Resort, a large scale Venetian-themed hotel, casino, retail, convention, trade show, meeting and entertainment complex, with related heating, ventilation and air conditioning and power station facilities, as part of the redevelopment of the site of the former Las Vegas Sands Hotel and Casino.

      B. Bank Credit Agreement. Concurrently herewith, LVSI, VCR, the Bank Agent, Goldman Sachs Credit Partners L.P., as arranger, and the Bank Lenders have entered into the Bank Credit Agreement pursuant to which the Bank Lenders have agreed, subject to the terms thereof, to provide certain loans to LVSI and VCR, jointly and severally, in an aggregate amount not to exceed $170,000,000. Of such amount, subject to Section 2.2.3(b) of the Funding Agents' Disbursement and Administration Agreement, $150,000,000 is intended to finance Project Costs (other than working capital), as more particularly described therein. GCCLLC has, pursuant to the GCCLLC Bank Guaranty, guaranteed LVSI's and VCR's obligations under the Bank Credit Agreement.

      C. Interim Mall Credit Agreement. Concurrently herewith, LVSI, VCR, GCCLLC and the Interim Mall Lender have entered into the Interim Mall Credit Agreement pursuant to which the Interim Mall Lender has agreed, subject to the terms thereof, to provide certain loans to LVSI, VCR and GCCLLC, jointly and severally, in an aggregate amount not to exceed $140,000,000, to finance certain Project Costs, as more particularly described therein.

      D. Mortgage Notes Indenture. Concurrently herewith, LVSI, VCR, certain guarantors signatory thereto and the Mortgage Notes Indenture Trustee have entered into the Mortgage Notes Indenture pursuant to which LVSI and VCR will issue the Mortgage Notes in an aggregate principal amount equal to $425,000,000 to finance Project Costs, as more particularly described therein.

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      E. Funding Agents' Disbursement and Administration Agreement. Concurrently
herewith, the Company, the Disbursement Agent, the Bank Agent, the Mortgage
Notes Indenture Trustee, the Interim Mall Lender and the HVAC Provider have entered into the Funding Agents' Disbursement and Administration Agreement in order to set forth, among other things, (a) the mechanics for and allocation of the Company's requests for Advances under the various Facilities and from the Company's Funds Account, (b) the conditions precedent to the initial Advance and conditions precedent to subsequent Advances, (c) certain common representations, warranties and covenants of the Company in favor of the Funding Agents and (d) the common events of default and remedies.

      F. Requirement of Guaranty. The Lender Beneficiaries and the Disbursement Agent have agreed to enter into and consummate the transactions contemplated under the respective Facility Agreements and the Funding Agents' Disbursement and Administration Agreement on the condition that Guarantor guarantee certain of the Company's obligations under the Funding Agents' Disbursement and Administration Agreement as provided herein.

      G. Benefit to Guarantor. Guarantor owns all the outstanding stock of each of LVSI and Interface Holding, the sole members in VCR. VCR is the sole member in GCCLLC. As such, Guarantor acknowledges that it will benefit, directly and indirectly, if the Lender Beneficiaries and the Disbursement Agent enter into the respective Facility Agreements and the Funding Agents' Disbursement and Administration Agreement.

      H. Concurrent Obligations. The obligations of Guarantor hereunder are being incurred concurrently with respective the obligations of VCR, LVSI and GCCLLC under the Facility Agreements, the guaranty executed by GCCLLC and the Funding Agents' Disbursement and Administration Agreement.

      I. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings given them in Exhibit A to the Funding Agents' Disbursement and Administration Agreement, and the Rules of Interpretation contained in said Exhibit A shall apply hereto.

                                   AGREEMENT

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to the Lender Beneficiaries and the Disbursement Agent to enter into the Facility Agreements and the Funding Agents' Disbursement and Administration Agreement, Guarantor hereby consents and agrees as follows:

            1.    Guaranty.

                  (a) The undersigned Guarantor, as primary obligor and not merely as surety, unconditionally and irrevocably guarantees to (i) the Bank Agent acting on behalf of the Bank Lenders, (ii) the Interim Mall Lender and
(iii) the Mortgage Notes Indenture Trustee acting on behalf of the Mortgage Note Holder(s), payment and performance when due, whether by acceleration or otherwise, of the full amount of any and all obligations and liabilities of the Company under Section 5.9.1 of the Funding Agents' Disbursement and Administration Agreement (the "Relevant Provision") together with all expenses incurred by the Disbursement Agent or the Lender Beneficiaries in enforcing any of such obligations and liabilities or the terms hereof, including, without limitation,

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reasonable fees and expenses of legal counsel (collectively, the "Obligations"), and agrees that if for any reason the Company shall fail to pay or perform when due any of such Obligations, Guarantor will pay or perform the same forthwith. Notwithstanding any other provision hereof (but without in any way affecting Guarantor's obligations under Section 2(e)), Guarantor's aggregate liability under this Section 1(a) shall in no event exceed Twenty-Five Million Dollars ($25,000,000), as adjusted in accordance with the following sentence (as so adjusted, the "Liability Cap"). The Liability Cap shall, from time to time, be
(i) increased by the aggregate amount of all funds deposited into the Guaranty Deposit Account pursuant to Section 2(d) below and Section 5.9.2 of the Funding Agents' Disbursement and Administration Agreement and (ii) decreased (but in no event by an amount greater than the amount of any increases pursuant to clause
(i) above) by the aggregate amount of all funds withdrawn from the Guaranty Deposit Account and returned to Guarantor pursuant to Section 2(f) below. Guarantor waives notice of acceptance of this Guaranty and of any obligation to which it applies or may apply under the terms hereof, and waives diligence, presentment, demand of payment, notice of dishonor or non-payment, protest, notice of protest, of any such obligations, suit or taking other action by the Disbursement Agent, the Lender Beneficiaries or Lenders against, and giving any notice of default or other notice to, or making any demand on, any party liable thereon (including Guarantor).

                  (b) This Guaranty is a primary obligation of Guarantor and is an absolute, unconditional, continuing and irrevocable guaranty of payment and not of collectibility and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part the Company's liabilities and obligations to the Funding Agents, the Lenders and the Disbursement Agent. Subject to the limitation on liability set forth in Section 1(a) above, if the Company shall fail to pay any of the Obligations as and when they are due, Guarantor shall forthwith pay such Obligations in immediately available funds. Each failure by the Company to pay any Obligations shall give rise to a separate cause of action herewith, and separate suits may be brought hereunder as each cause of action arises.

                  (c) The Funding Agents or the Lenders may, in accordance with the Financing Agreements, at any time and from time to time (whether or not after revocation or termination of this Guaranty) without the consent of or notice to Guarantor, except such notice as may be required by the Financing Agreements or applicable law which cannot be waived, without incurring responsibility to Guarantor, without impairing or releasing the obligations of Guarantor hereunder, upon or without any terms or conditions and in whole or in part, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation, or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof or in any manner modify, amend or supplement the terms of any Facility Agreement, the Funding Agents' Disbursement and Administration Agreement (including the Relevant Provision) or any documents, instruments or agreements executed in connection therewith (in each case, with the consent of the Company if required by such documents) and the guaranty herein made shall apply to the Obligations, changed, extended, renewed, modified, amended, supplemented or altered in any manner; (ii) exercise or refrain from exercising any rights against the Company or others (including Guarantor) or otherwise act or refrain from acting; (iii) add or release any other guarantor from its obligations without affecting or impairing the obligations of Guarantor hereunder; (iv) settle or compromise any Obligations and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Lenders or others; (v) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property by whomsoever pledged or mortgaged to secure or howsoever securing the Obligations or any liabilities or obligations (including

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any of those hereunder) incurred directly or indirectly in respect thereof or hereof and/or any offset thereagainst; (vi) apply any sums by whomsoever paid or howsoever realized to any obligations and liabilities of the Company to the Funding Agents and the Lenders under any of the Financing Agreements in the manner provided therein regardless of what obligations and liabilities remain unpaid; (vii) consent to or waive any breach of, or any act, omission or default under, any Facility Agreement or the Funding Agents' Disbursement and Administration Agreement (including the Relevant Provision) or otherwise amend, modify or supplement (with the consent of the Company, if required by such documents) any Facility Agreement or the Funding Agents' Disbursement and Administration Agreement (including the Relevant Provision) or any of such other instruments or agreements; and/or (viii) act or fail to act in any manner referred to in this Guaranty which may deprive Guarantor of any right to subrogation which Guarantor may, notwithstanding the provisions of Section 7, have against the Company to recover full indemnity for any payments made pursuant to this Guaranty or of any right of contribution which Guarantor may have against any other party.

                  (d) No invalidity, irregularity or unenforceability of the Obligations shall affect, impair, or be a defense to this Guaranty, which is a primary obligation of Guarantor.

                  (e) This is a continuing Guaranty and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. In the event that, notwithstanding the provisions of Section 1(a) hereof, this Guaranty shall be deemed revocable in accordance with applicable law, then any such revocation shall become effective only upon receipt by the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee and the Disbursement Agent of written notice of revocation signed by Guarantor. No revocation or termination hereof shall affect in any manner rights arising under this Guaranty with respect to Obligations (i) arising prior to receipt by the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee and the Disbursement Agent of written notice of such revocation or termination and the sole effect of revocation and termination hereof shall be to exclude from this Guaranty Obligations thereafter arising which are unconnected with Obligations theretofore arising or transactions theretofore entered into or (ii) arising as a result of an Event of Default under the Funding Agents' Disbursement and Administration Agreement occurring by reason of the revocation or termination of this Guaranty.

                  (f) (i) Except as otherwise required by law, each payment required to be made by Guarantor hereunder shall be made without deduction or withholding for or on account of Taxes. If such deduction or withholding is so required, Guarantor shall, upon notice thereof from the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee or the Disbursement Agent, (A) pay the amount required to be deducted or withheld to the appropriate authorities before penalties attach thereto or interest accrues thereon, (B) on or before the sixtieth (60th) day after payment of such amount, forward to the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee and the Disbursement Agent an official receipt evidencing such payment (or a certified copy thereof), and (C) in the case of any such deduction or withholding, but subject to the Liability Cap, forthwith pay to the Disbursement Agent for application in accordance with Section 5.9.1 of the Funding Agents' Disbursement and Administration Agreement such additional amount as may be necessary to ensure that the net amount actually received by the Disbursement Agent free and clear of such Taxes, including any Taxes on such additional amount, is equal to the amount that the Disbursement Agent would have received had there been no such deduction or withholding.

                        (ii) As used herein, the term "Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions

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thereto) that is imposed by any government or other taxing authority in respect of any payment under this Guaranty other than any income, franchise, transfer, inheritance, capital stock or similar tax imposed upon the gross or net income of any Lender by the United States, any state of the United States, any jurisdiction where any Lender is organized and/or the jurisdiction in which is located any office from or at which any Lender is making or maintaining any Loans or acquiring the Mortgage Note(s), as the case may be, or receiving any payments under any of the Financing Agreements.

            2.    Guaranty Deposit Account.

                  (a) As security for Guarantor's obligations hereunder, Guarantor shall, on or prior to the Financing Date, establish or cause to be established the Guaranty Deposit Account and deposit in the Guaranty Deposit Account, in cash or Permitted Investments, Twenty-Five Million Dollars ($25,000,000).

                  (b) The Disbursement Agent shall have the right to withdraw funds from the Guaranty Deposit Account at the following times and in the following amounts:

                        (i) On any date on which the Company is required to (but does not prior to 11:00 a.m. New York, New York time) deposit amounts in the Company's Funds Account pursuant to Section 5.9.1 of the Funding Agents' Disbursement and Administration Agreement, in the amount so required to be deposited; or

                        (ii) Unless the Final Completion Date shall have occurred, upon (A) the occurrence of an Event of Default, (B) the occurrence of a Death Event (as defined below) or (C) Guarantor's Bankruptcy (as defined in the Mortgage Notes Indenture Fee Deed of Trust), in the full amount of funds then on deposit in the Guaranty Deposit Account. As used herein, the term Death Event shall mean Guarantor's death, provided that Guarantor's death shall not be a Death Event if, within ten (10) Banking Days after such death, either (a) representatives of Guarantor's estate, in a written instrument reasonably satisfactory to the Bank Agent and the Interim Mall Lender, affirm that Guarantor's estate is fully bound by and agrees to keep, observe and perform all of the terms, covenants, conditions and provisions of this Guaranty on the part of Guarantor to be kept, observed and performed and the Bank Agent, the Interim Mall Lender and the Mortgage Notes Indenture Trustee receive a legal opinion in form and substance, and from counsel, reasonably acceptable to the Bank Agent and the Interim Mall Lender to the effect that such written instrument was duly executed and delivered and is enforceable against Guarantor's estate in accordance with its terms, or (b) the Bank Agent, the Interim Mall Lender and the Mortgage Notes Indenture Trustee receive a legal opinion in form and substance, and from counsel, reasonably acceptable to the Bank Agent and the Interim Mall Lender to the effect that this Guaranty is enforceable against Guarantor's estate in accordance with its terms.

                  (c) Proceeds of any withdrawal from the Guaranty Deposit Account shall (except as provided in Section 2(f) below) be applied by the Disbursement Agent to the satisfaction of the Company's obligation to cause funds to be deposited into the Company's Funds Account pursuant to Section 5.9.1 of the Funding Agents' Disbursement and Administration Agreement or as otherwise permitted by Section 3 hereof.

                  (d) Guarantor shall be permitted from time to time to deposit or cause to be deposited funds in the Guaranty Deposit Account (beyond the $25,000,000 required to be deposited therein pursuant to Section 2(a) above) thereby increasing the amount of Available Funds

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under the Funding Agents' Disbursement and Administration Agreement. Any such increases shall (except as provided in Section 2(f) below) be irrevocable and, as noted in Section 1(a) above, shall increase the Liability Cap.

                  (e) The Disbursement Agent shall, on the first day of each calendar month assess the aggregate value of cash and Permitted Investments in the Guaranty Deposit Account. In the event that the Disbursement Agent determines that there has been a decrease in value since the first day of the previous month, the Disbursement Agent shall issue notice to such effect to Guarantor and Guarantor shall, within two (2) after the receipt of such notice, deposit in the Guaranty Deposit Account cash or Permitted Investments in an amount equal to such drop in value; provided, however, that Guarantor shall not be required to so deposit funds in the Guaranty Deposit Account if, and to the extent, that after giving effect to such deposit, Guarantor shall be permitted to obtain a release of funds from the Guaranty Deposit Account pursuant to
Section 2(f) below.

                  (f) The Disbursement Agent shall, on the first day of any month, at Guarantor's request, release funds in the Guaranty Deposit account to, or as directed by, Guarantor so long as after such release (i) the aggregate value of cash and Permitted Investments on deposit in the Guaranty Deposit Account shall be equal to or greater than $25,000,000 less amounts withdrawn pursuant to Section 2(b) above and (ii) the (A) the Available Funds will equal or exceed Remaining Costs and (B) the Unallocated Contingency Balance will equal or exceed the Required Minimum Contingency (provided that for purposes of this clause (ii), the Net Guaranty Amount shall be disregarded in calculating the Available Funds and the Unallocated Contingency Balance).

                  (g) On the Completion Date, (i) the Disbursement Agent shall release all amounts remaining in the Guaranty Deposit Account to, or as directed by, Guarantor and (ii) this Guaranty shall, except for the provisions set forth in Sections 7 and 8 below and subject to Section 18, be deemed terminated and of no force or effect. The provisions of Sections 7 and 8 below shall, subject to
Section 18, survive until all the Financing Agreements Obligations (as defined in Section 7) have been paid in full.

            3.    Safekeeping of Guaranty Deposit Account.

                  (a) Amounts deposited in the Guaranty Deposit Account shall be applied exclusively as provided in this Guaranty and the Disbursement Agent shall at all times act and direct the securities intermediary under the Completion Guaranty Collateral Account Agreement so as to implement the application of funds provisions and procedures herein set forth. The Disbursement Agent is hereby authorized to direct the securities intermediary to reduce to cash any Permitted Investment (without regard to maturity) in any account in order to make any application required hereunder. No amount held in the Guaranty Deposit Account shall be disbursed or applied except in accordance with the provisions hereof or as required by law.

                  (b) The Disbursement Agent shall take such actions within its control that it customarily takes in the conduct of its business to protect the Guaranty Deposit Account and all cash, funds and Permitted Investments from time to time deposited therein, as well as any proceeds or income therefrom (collectively, the "Guaranty Collateral") and maintain the same free and clear of all liens, security interests, safekeeping or other charges, demands and claims of any nature whatsoever now or hereafter arising in favor of any parties other than the Secured Parties (or the Disbursement Agent as agent for the Secured Parties) (collectively, "Third Party Claims"); it being understood,

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however, that the foregoing shall in no way be deemed to be a guaranty or other assurance by the Disbursement Agent that Third Party Claims will not arise.

                  (c) The Disbursement Agent shall take any other steps from time to time requested by the Bank Agent, Interim Mall Lender or Mortgage Notes Indenture Trustee to confirm or cause the securities intermediary under the Completion Guaranty Collateral Account Agreement to confirm and maintain the priority of the security interests in the Guaranty Collateral.

            4. Representations and Warranties. Guarantor makes the representations and warranties set forth below to the Lender Beneficiaries and the other Lenders as of the date hereof:

                  (a) All governmental authorizations and actions necessary in connection with the execution and delivery by Guarantor of this Guaranty and the performance of its obligations hereunder have been obtained or performed and remain valid and in full force and effect.

                  (b) This Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor (and Guarantor's heirs, executors, administrators, legal representatives, successors and assigns) in accordance with the terms of this Guaranty, subject to applicable bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity.

                  (c) The execution, delivery and performance of this Guaranty
(i) do not and will not contravene any law, rule, regulation, order, judgment or decree applicable to or binding on Guarantor or any of his assets or properties;
(ii) do not and will not contravene, or result in any breach of or constitute any default under, any agreement or instrument to which Guarantor is a party or by which Guarantor or any of his assets or properties may be bound or affected; and (iii) do not and will not require the consent of any Person under any existing law or agreement which has not already been obtained.

                  (d) There is no pending or, to the best of Guarantor's knowledge, threatened action or proceeding affecting Guarantor before any court, governmental agency or arbitrator, which might reasonably be expected to materially and adversely affect the financial condition, results of operations, business or prospects of Guarantor or the ability of Guarantor to perform his obligations under this Guaranty.

                  (e) Guarantor possesses all franchises, certificates, licenses, permits and other governmental authorizations and approvals necessary for him to own his properties, conduct his businesses and perform his obligations under this Guaranty.

                  (f) Guarantor has established adequate means of obtaining financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the Company and its properties on a continuing basis, and Guarantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the Company and its properties.

                  (g) (i) Guarantor is not, and will not as a result of the execution and delivery of this Guaranty, be rendered insolvent and (ii) Guarantor does not intend to incur, or believe it is incurring, obligations beyond its ability to pay.

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            5. Covenants. So long as any Obligations are outstanding, Guarantor agrees that:

                  (a) He will maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Guaranty and will obtain any such consent that may become necessary in the future;

                  (b) He will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Guaranty;

                  (c) Promptly, and in any event within thirty (30) Banking Days after the obtaining knowledge thereof, Guarantor will give to the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee and the Disbursement Agent notice of the occurrence of any event or of any litigation or governmental proceeding pending (i) against Guarantor which could reasonably be expected to affect the business, operations, property, assets or condition (financial or otherwise) of Guarantor so as to materially and adversely affect the ability of Guarantor to perform his obligations hereunder or (ii) which relates to this Guaranty; and

                  (d) He will deliver such other documents and other information (other than personal financial statements of any type or kind, including personal asset statements, income statements, net worth statements and any tax returns) reasonably requested by the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee or the Disbursement Agent.

            6. Waiver. To the fullest extent permitted by law, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation (a) any right to require the Funding Agents, the Lenders or the Disbursement Agent to proceed against the Company or any other person or to proceed against or exhaust any security held by the Funding Agents, the Lenders or the Disbursement Agent at any time or to pursue any other remedy in the Funding Agents', the Lenders' or the Disbursement Agent's power before proceeding against Guarantor, (b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Company or any other Person or the failure of the Funding Agents, the Lenders or the Disbursement Agent to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Company or any other Person, (c) demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Company, the Funding Agents, the Lenders, the Disbursement Agent, any endorser or creditor of the Company or Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Funding Agents, the Lenders or the Disbursement Agent as collateral or in connection with any Obligations, (d) any defense based upon an election of remedies by the Funding Agents, the Lenders or the Disbursement Agent, including without limitation an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs any subrogation rights which Guarantor may, notwithstanding the provisions of Section 7, have against the Company, any right which Guarantor may, notwithstanding the provisions of Section 7, have to proceed against the Company for reimbursement, or both, (e) any defense based on any offset against any amounts which may be owed by any Person to Guarantor for any reason whatsoever, (f) any defense based on any act, failure to act, delay or omission whatsoever on the part of the Company of the failure by the

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Company to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Financing Agreements,
(g) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal provided, that, upon payment in full of the Obligations, this Guaranty shall no longer be of any force or effect, (h) any defense, setoff or counterclaim which may at any time be available to or asserted by the Company against the Funding Agents, the Lenders, the Disbursement Agent, the Construction Consultant or any other Person under any of the Financing Agreements, including in connection with the exercise of any judgment by the Disbursement Agent, the Construction Consultant or any other Person under the Funding Agents' Disbursement and Administration Agreement or by reason of the delay or failure by the Disbursement Agent or the Construction Consultant or any other Person to perform their duties thereunder, (i) any duty on the part of the Funding Agents, the Lenders or the Disbursement Agent to disclose to Guarantor any facts the Funding Agents, the Lenders or the Disbursement Agent may now or hereafter know about the Company, regardless of whether the Funding Agents, the Lenders or the Disbursement Agent have reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or have reason to believe that such facts are unknown to Guarantor, or have a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of the Company and of all circumstances bearing on the risk of non-payment of any obligations and liabilities hereby guaranteed, (j) the fact that Guarantor may at any time in the future dispose of all or part of its direct or indirect interest in the Company, (k) any defense based on any change in the time, manner or place of any payment under, or in any other term of, any Facility Agreement, the Funding Agents' Disbursement and Administration Agreement (including the Relevant Provision) or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of any Facility Agreement, the Funding Agents' Disbursement and Administration Agreement (including the Relevant Provision) or any other Financing Agreement, (l) any defense arising because of the any Funding Agents', any Lender's or the Disbursement Agent's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code, and (m) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code.

            7. Subrogation. Until all obligations and liabilities of all kinds and nature (including the "Obligations" (as defined in the Funding Agents' Disbursement and Administration Agreement)) of the Company to the Lender Beneficiaries (the "Financing Agreements Obligations") have been paid in full,
(a) Guarantor shall not have any right of subrogation and waives all rights to enforce any remedy which the Lender Beneficiaries, the Lenders or the Disbursement Agent now have or may hereafter have against the Company, and waives the benefit of, and all rights to participate in, any security now or hereafter held by the Lender Beneficiaries, the Lenders or the Disbursement Agent from the Company and (b) subject to the terms of the Adelson Intercreditor Agreement, Guarantor waives any claim, right or remedy which Guarantor may now have or hereafter acquire against the Company that arises hereunder and/or from the performance by the Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Lender Beneficiaries, the Lenders or the Disbursement Agent against the Company, or any security which the Lender Beneficiaries, the Lenders or the Disbursement Agent now have or hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

            8.    Bankruptcy.

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




                  (a) So long as any of the Financing Agreements Obligations are owed to the Lender Beneficiaries, Guarantor shall not commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against the Company. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Company, or by any defense which the Company may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

                  (b) So long as any Financing Agreements Obligations are owed to the Lender Beneficiaries, to the extent of such Financing Agreements Obligations, Guarantor shall file, in any bankruptcy or other proceeding of or against the Company in which the filing of proofs of claims is required or permitted by law, all claims which Guarantor may have against the Company (but only to the extent) relating to any indebtedness of the Company to Guarantor, and hereby assigns to the Disbursement Agent, on behalf of the Lenders all rights of Guarantor thereunder. If Guarantor does not file any such claim, the Disbursement Agent as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in the Disbursement Agent's discretion, to assign the claim to a nominee and to cause proofs of claim to be filed in the name of such nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Disbursement Agent or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the person authorized to pay such a claim shall pay the same to the Disbursement Agent to the extent of any Financing Agreements Obligations which then remain unpaid, and, to the full extent necessary for that purpose, Guarantor hereby assigns to the Disbursement Agent all of Guarantor's rights to all such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor's obligations hereunder shall not be satisfied except to the extent that the Disbursement Agent receives cash by reason of any such payment or distribution. If the Disbursement Agent receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty.

            9.    Successions or Assignments.

                  (a) This Guaranty shall inure to the benefit of the successors or assigns of the Lender Beneficiaries who shall have, to the extent of their interest, the rights of the Lender Beneficiaries hereunder.

                  (b) This Guaranty is binding upon Guarantor and his heirs, executors, administrators, legal representatives, successors and assigns, regardless of whether, after Guarantor's death, the actions described in clause
(a) or (b) of the last sentence of Section 2(b)(ii) hereof are taken within the required time period set forth in said sentence. Guarantor is not entitled to assign its obligations hereunder to any other person, and any purported assignment in violation of this provision shall be void.

            10.   Waivers.

                  (a) No delay on the part of the Lender Beneficiaries, the Lenders or the Disbursement Agent in exercising any of their rights (including those hereunder) and no partial or single exercise thereof and no action or non-action by the Lender Beneficiaries, the Lenders or the

Disbursement Agent, with or without notice to Guarantor or anyone else, shall constitute a waiver of any rights or shall affect or impair this Guaranty.

                  (b) GUARANTOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY OR RELATING TO THE SUBJECT MATTER OF THIS GUARANTY AND THE RELATIONSHIP BETWEEN GUARANTOR AND THE LENDER BENEFICIARIES AND THE DISBURSEMENT AGENT THAT IS BEING ESTABLISHED. GUARANTOR ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT THE LENDER BENEFICIARIES AND THE DISBURSEMENT AGENT HAVE ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS GUARANTY, AND THAT THE LENDER BENEFICIARIES AND THE DISBURSEMENT AGENT WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

            11. Interpretation. The section headings in this Guaranty are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

            12. Notices. All notices in connection with this Guaranty shall be given by notice in writing hand-delivered or sent by facsimile transmission or by certified mail return-receipt requested (airmail, if overseas), postage prepaid. All such notices shall be sent to the appropriate telecopier number or address, as the case may be, set forth in Section 16 below or to such other number or address as shall have been subsequently specified by written notice to the other party, and shall be sent with copies, if any, as indicated below. All such notices shall be effective upon receipt, and confirmation by answerback of any such notice so sent by telecopier shall be sufficient evidence of receipt thereof.

            13. Amendments. This Guaranty may be amended only with the written consent of the parties hereto.

            14.   Jurisdiction; Governing Law.

                  (a) Any action or proceeding relating in any way to this Guaranty shall be brought and enforced in the courts of the State of New York in Manhattan or of the United States for the Southern District of New York. Any such process or summons in connection with any such action or proceeding may be served by mailing a copy thereof by certified or registered mail, or any substantially similar form of mail, addressed to Guarantor as provided for notices hereunder.

                  (b) This Guaranty and the rights and obligations of Agent and of the Guarantor shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

            15. Integration of Terms. This Guaranty contains the entire agreement between the Guarantor, the Lender Beneficiaries, the Lenders and the Disbursement Agent relating to the subject matter hereof and supersedes all oral statements and prior writing with respect hereto.

            16.   Addresses.

                  (a)   The address of Guarantor for notices is:

                        Sheldon G. Adelson
                        3355 Las Vegas Boulevard South
                        Las Vegas, Nevada 89109
                        Telephone Number: (702)733-5500
                        Telecopier Number: (702)733-5499

                  (b)   The address of the Bank Agent for notices is:

                        The Bank of Nova Scotia
                        580 California Street, 21st Floor
                        San Francisco, California 94104
                        Attention: Allan Pendergast
                        Telephone Number: (415) 986-1100
                        Telecopier Number: (415) 397-0791

                  (c) The address of the Mortgage Notes Indenture Trustee for notices is:

                        First Trust National Association
                        180 East Fifth Street
                        St. Paul, MN 55101
                        Attention:  Corporate Trust Administration
                        Telephone Number: (612) 244-0721
                        Telecopier Number: (612) 244-0711

                  (d)   The address of the Interim Mall Lender for notices is:

                        GMAC Commercial Mortgage Corporation
                        100 South Wacker Dr. Suite 100
                        Chicago, IL 60604
                        Attention:  Vacys Garbonkus
                        Telephone Number:
                        Telecopier Number:

                  (e)   The address of the Disbursement Agent for notices is:

                        The Bank of Nova Scotia
                        580 California Street, 21st Floor
                        San Francisco, CA  94104
                        Attention:  Allan Pendergast
                        Telephone Number: (415) 986-1100
                        Telecopier Number: (415) 397-0791

            17. Interest; Collection Expenses. Any amount required to be paid by Guarantor pursuant to the terms hereof shall bear interest at the highest default rate provided in the Financing Agreement or the maximum rate permitted by law, whichever is less, from the date due until paid in full. If the Lender Beneficiaries or the Disbursement Agent are required to pursue any remedy against Guarantor hereunder (including, without limitation, any remedy in connection with enforcing clause (B) of the first sentence of
Section 2(b)(ii) hereof), Guarantor shall pay to the Lender Beneficiaries or the Disbursement Agent, as the case may be, upon demand, all reasonable attorneys' fees and expenses all other costs and expenses incurred by the Lender Beneficiaries or the Disbursement Agent in enforcing this Guaranty and such amounts shall not be taken into account for purposes of the Liability Cap.

            18. Reinstatement of Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment to or on behalf of the Company or by the Company under the Relevant Provision or by Guarantor hereunder is rescinded or must otherwise be returned by the Lender Beneficiaries, the Lenders or the Disbursement Agent upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of the Company or otherwise, all as though such payment had not been made.

            19. Counterparts. The Guaranty may be executed in one or more duplicate counterparts, and when executed and delivered by all of the parties listed below shall constitute a single binding agreement.

            20.   Disbursement Agent.

                  (a) The Lender Beneficiaries may appoint or designate the Disbursement Agent to exercise or enforce their rights and remedies under this Guaranty and to otherwise act on their behalf in all matters related hereto. Guarantor shall respect and treat any and all actions so taken by the Disbursement Agent as if taken by the Lender Beneficiaries.

                  (b) All references in this Guaranty to the Disbursement Agent shall mean and be construed as the Disbursement Agent acting pursuant to the Funding Agents' Disbursement and Administration Agreement.

            21. No Benefit to the Company. This Guaranty is for the benefit of only the Lender Beneficiary and is not for the benefit of the Company. Notwithstanding that, pursuant to that certain Note dated of even date herewith, by the Company in favor of Guarantor, Guarantor may treat any amounts actually paid hereunder as a loan to the Company, the Guaranty shall not be deemed to be a contract to make a loan, or extend other debt financing or financial accommodation, for the benefit of the Company, in each case within the meaning of Section 365(e) of the Bankruptcy Code.

            22.   Limitation on Personal Liabilities.

                  (a) Except as expressly set forth in Section 22(b) below, the recourse of the Lender Beneficiaries with respect to the obligations of Guarantor hereunder other than Guarantor's obligations under Section 2(e) above, shall be solely to the Guaranty Collateral.

                  (b) Notwithstanding anything to the contrary contained in this Guaranty or in any Financing Agreement, nothing shall be deemed in any way to impair, limit or prejudice the rights of the Lender Beneficiaries (i) in foreclosure proceedings or in any ancillary proceedings brought to facilitate the Disbursement Agent's and the Lender Beneficiaries' foreclosure on the Guaranty Collateral or any portion thereof; (ii) to recover from Guarantor damages or costs (including without limitation reasonable attorneys' fees) incurred by Disbursement Agent and the Lender

Beneficiaries as a result of actions taken by Guarantor to delay or prevent the Disbursement Agent or the Lender Beneficiaries from exercising their rights hereunder, and (iii) to exercise any specific rights to remedies afforded the Disbursement Agent and the Lender Beneficiaries under any other provisions of the Financing Agreements or by law or in equity, subject, in the case of this clause (iii), to the non-recourse provisions set forth in Section 22(a).

                  (c) The agreement contained in this Section 22 to limit the personal liability of Guarantor shall become null and void and be of no further force and effect in the event that the Guaranty Collateral, or any part thereof or any interest therein, shall be further encumbered by a voluntary lien securing any obligation upon which Guarantor or affiliate of Guarantor shall be personally liable for repayment, either as obligor or guarantor.

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                                     15

            IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the day and year first written above.

Agreed and accepted:  SHELDON G. ADELSON
                      --------------------------------------------------
                      /s/ Sheldon G. Adelson

THE BANK OF NOVA SCOTIA,
a Canadian chartered bank,
as the Bank Agent

By:  /s/ Allan Pendergast
     ----------------------------------
     Name:  Allan Pendergast
     Title: Relationship Manager

GMAC COMMERCIAL MORTGAGE CORPORATION,
a California corporation,
as the Interim Mall Lender

By:  /s/ Vacys Garbonkus
     ----------------------------------
     Name:  Vacys Garbonkus
     Title: Senior Vice President

FIRST TRUST NATIONAL ASSOCIATION,
as the Mortgage Notes Indenture Trustee

By:  /s/ Richard H. Prokosch
     ----------------------------------
     Name:  Richard H. Prokosch
     Title: Assistant Vice President

THE BANK OF NOVA SCOTIA,
a Canadian chartered bank,
as the Disbursement Agent

By:  /s/ Allan Pendergast
     ----------------------------------
     Name:  Allan Pendergast
     Title: Relationship Manager

                                     16